UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         ASSISTED LIVING CONCEPTS, INC.
                     ---------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    04543M107
                               ------------------
                                 (CUSIP Number)

                                November 8, 2004
       -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following pages(s))

                                SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MACKENZIE PATTERSON FULLER, INC.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)      Sole Voting Power
         436,327*

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         436,327*

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                         [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         CO

--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(6)      Sole Voting Power
         27,457

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         27,457

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount [ ] in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
     50,563

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
     50,563

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                        [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                    6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MP Falcon Fund, LLC
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         21,240

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         21,240

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                              [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                        6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MP VALUE FUND 4, LP
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         24,966

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         24,966

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                           [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MP VALUE FUND 5, LLC.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         17,869

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         17,869

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount [ ] in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                     6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

 MP VALUE FUND 8, LLC.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         10,000

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         10,000

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                           [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                      6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MPF DEWAAY FUND 2, LLC.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                           (a)  [ ]
     if a Member of a Group
     (See Instructions)                                  (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         11,372

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         11,372

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                            [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                       6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MACKENZIE FUND VI, LP.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         23,897

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         23,897

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                            [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                      6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MACKENZIE PATTERSON SPECIAL FUND 6, LLC.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         15,490

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         15,490

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                             [ ]
    in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                         6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MACKENZIE PATTERSON SPECIAL FUND 7, LLC.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         142,358

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         142,358

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                         [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                    6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MACKENZIE SPECIFIED INCOME FUND, LP.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                           (a)  [ ]
     if a Member of a Group
     (See Instructions)                                  (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         22,816

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         22,816

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                             [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                        6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

MORAGA-DEWAAY FUND, LLC.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                           (a)  [ ]
     if a Member of a Group
     (See Instructions)                                  (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         9,433

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         9,433

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                             [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                        6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

PATTERSON REAL ESTATE SERVICES.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         49,433

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         49,433

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                        [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                   6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1)   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

REAL ESTATE SECURITIES FUND 1983, L.P.
 -------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a)  [ ]
     if a Member of a Group
     (See Instructions)                               (b)  [X]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4) Citizenship or Place of Organization

California

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned
by Each Reporting Person with :

(5)  Sole Voting Power
         9,433

(6) Shared Voting Power
         0

(7)  Sole Dispositive Power
         9,433

(8)  Shared Dispositive Power
         0

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

            436,327*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                           [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                      6.78%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person
     (See Instructions)

         PN

--------------------------------------------------------------------------------

Item 1.
------

     (a) and (b) The name of issuer as to whose securities this statement relates is Assisted Living Concepts, Inc., (the "Issuer") a Nevada corporation. Its principal business address is 1394 Empire Central, Suite 900, Dallas, Texas 75247.

Item 2.
-------

         (a)
         MACKENZIE PATTERSON FULLER, INC.
         ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD.
         ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.
         MP Falcon Fund, LLC
         MP VALUE FUND 4, LP
         MP VALUE FUND 5, LLC.
         MP VALUE FUND 8, LLC.
         MPF DEWAAY FUND 2, LLC.
         MACKENZIE FUND VI, LP.
         MACKENZIE PATTERSON SPECIAL FUND 6, LLC.
         MACKENZIE PATTERSON SPECIAL FUND 7, LLC.
         MACKENZIE SPECIFIED INCOME FUND, LP.
         MORAGA-DEWAAY FUND, LLC.
         PATTERSON REAL ESTATE SERVICES.
         REAL ESTATE SECURITIES FUND 1983, L.P.

         (b-c) All of the Reporting Persons are organized under the laws of the State of California. The principal address of the Reporting Persons is 1640 School Street, Moraga, CA 94556.

         (d-e) The subject securities are the issuer's shares of Common Stock, Par Value $.01 per Share (CUSIP No. 04543M107).

Item 3.
------

         (a-j) Not applicable.

Item 4.  Ownership.
------   ---------

         (a) Amount Beneficially Owned:
                                    436,327*
         -----------------------------------------------------------------------

         (b) Percent of Class:
                                     6.78%*
         -----------------------------------------------------------------------

         (c) Number of shares as to which the person has: (i) sole power to vote or to direct the vote
                                    436,327*
                        --------------------------------------------------------
                  (ii) shared power to vote or to direct the vote
                           -
                        --------------------------------------------------------
                  (iii) sole power to dispose or to direct the disposition of 436,327*
                       ---------------------------------------------------------
                  (iv) shared power to dispose or to direct the disposition of
                           -
                       ---------------------------------------------------------

         * MacKenzie Patterson Fuller, Inc. is the manager or general partner of each of the other Reporting Persons, and it has the power to direct the voting or disposition of the shares owned by the other Reporting Persons, although is not the beneficial owner of any shares. Each of the Reporting Persons disclaims beneficial ownership of the other Reporting Persons' shares pursuant to Rule 13d-4. Based upon information set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as of July 29, 2004 there were 6,442,925 Shares issued and outstanding.

Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
------   ---------------------------------------------------------------

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
------   ---------------------------------------------------------------

         Not applicable.


Item 8.  Identification and Classification of Members of the Group.
------   ---------------------------------------------------------
          Not applicable.


Item 9.   Notice of Dissolution of Group.
------    ------------------------------

          Not applicable.

Item 10.  Certification.
-------   -------------

     By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, we certify that the information set forth in this statement is true, complete and correct.

Date:  November 11, 2004

         ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD.
         ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.
         MP Falcon Fund, LLC
         MP VALUE FUND 4, LP
         MP VALUE FUND 5, LLC.
         MP VALUE FUND 8, LLC.
         MPF DEWAAY FUND 2, LLC.
         MACKENZIE FUND VI, LP.
         MACKENZIE PATTERSON SPECIAL FUND 6, LLC.
         MACKENZIE PATTERSON SPECIAL FUND 7, LLC.
         MACKENZIE SPECIFIED INCOME FUND, LP.
         MORAGA-DEWAAY FUND, LLC.
         PATTERSON REAL ESTATE SERVICES.
         REAL ESTATE SECURITIES FUND 1983, L.P.

         By: MACKENZIE PATTERSON FULLER, INC., Manager/General Partner

         By:  /s/ CHRISTINE SIMPSON
              ---------------------------------------
              Christine Simpson, Vice President